Exhibit 10.1

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT is made as of the 31st day of July, 2025

BETWEEN:

PLANTIFY FOODS, INC., a company existing under the laws of the Province of British Columbia

(the “Purchaser”)

AND:

JEFFS’ BRANDS LTD, a company existing under the laws of Israel

(the “Vendor”)

AND:

SMART REPAIR PRO, a corporation existing under the laws of the State of California

(the “Target” and, together with the Purchaser and the Vendor, the “Parties”)

WHEREAS:

A.	The Vendor is the registered and beneficial owner of 15,572 shares of common stock of the Target (the “Target Shares”), representing 100% of the issued and outstanding equity interests of the Target.

B.	The Parties entered into a share purchase agreement dated April 29, 2025 (the “Share Purchase Agreement”), whereby the Vendor agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Vendor, the Target Shares on the terms and conditions set forth in the Share Purchase Agreement.

C.	The Parties wish to amend the Share Purchase Agreement in the manner set forth herein.

NOW THIS AMENDMENT WITNESSES THAT in consideration of the premises and mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

1.	Defined Terms. Unless otherwise defined here, capitalized terms used in this Amendment and defined in the Share Purchase Agreement shall have the meanings ascribed to them in the Share Purchase Agreement.

2.	Amendments. The Share Purchase Agreement is amended as follows:

(a)	The reference to “July 31, 2025” in subsection 1.1(ooo) is deleted and replaced with a reference to “December 31, 2025”.

(b)	In subsection 2.3(a), the reference to “40,375,000” is deleted and replaced with a reference to “49,300,000” and the reference to “C$0.347” is deleted and replaced with a reference to “C$0.30”.

(c)	The references to “129,000,000” in subsections 2.3(b) and 6.3(c) are deleted and each replaced with a reference to “45,000,000”.

(d)	In section 2.6, the reference to “2,018,750” is deleted and replaced with a reference to “2,465,000” and the references to “1,009,375” are deleted and each replaced with “1,232,500”.

(e)	The form of Contingent Right Certificate attached as Schedule B to the Share Purchase Agreement is deleted in its entirety and replaced with the form of Contingent Right Certificate Schedule A attached hereto.

3.	Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction and is to be treated in all respects as a British Columbia contract. The Parties agree to submit to the exclusive jurisdiction of the courts of British Columbia.

4.	Entire Agreement. This Amendment shall be read together with the Share Purchase Agreement as one agreement and, save as expressly amended by this Amendment, the Share Purchase Agreement shall remain unaltered and in full force and effect. This Amendment and the Share Purchase Agreement set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, letters of intent or agreements in principle between the Parties.

5.	Further Assurances. Each Party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and instruments and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement.

6.	Counterparts. This Amendment may be executed in counterparts, and may be executed and delivered through digital signature software or electronically signed and delivered by facsimile transmission or by email in Portable Document File (PDF) format, each of which so signed will be deemed to be an original and all of which together shall form one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Amendment on the date first above written, notwithstanding its actual date of execution.

PLANTIFY FOODS, INC.

Per:	/s/ Gabi Kabazo
Authorized Signatory
JEFFS’ BRANDS LTD

Per:	/s/ Oz Adler /s/ Ronen Zalayet
Authorized Signatory
SMART REPAIR PRO

Per:	/s/ Ronen Zalayet
Authorized Signatory

SCHEDULE A

FORM OF CONTINGENT RIGHTS CERTIFICATE

CONTINGENT RIGHTS CERTIFICATE

Plantify Foods, Inc., a corporation existing under the laws of British Columbia

(the “Company”)

CONTINGENT RIGHT CERTIFICATE NO. CVR-[●]

[●] CONTINGENT RIGHTS, each entitling the holder thereof to acquire Common Shares.

THIS IS TO CERTIFY THAT JEFFS’ BRANDS LTD (the “Holder”) is the registered holder of the number of Contingent Rights specified above (“Contingent Rights”). The Contingent Rights represented by this Certificate entitle the Holder to receive Common Shares of the Company, on the terms and conditions set forth in this Certificate.

This Certificate is issued pursuant to that share purchase agreement dated April 29, 2025 (the “Purchase Agreement”) among the Company and Jeffs Brands Ltd (a corporation existing under the laws of Israel) (“Jeffs Brands”), as amended by agreement dated July 31, 2025 and as may be further amended from time to time. In the event of any conflict between the terms of this Certificate and the Purchase Agreement, the terms of this Certificate shall prevail.

1.	INTERPRETATION

1.1	Definitions. Capitalized terms used in this Certificate, to the extent not otherwise defined herein, shall have the same meaning as in the Purchase Agreement. The terms set forth below shall have the meanings ascribed to them below:

(a)	“Adjustment Period” means the period of time in which these Contingent Rights are outstanding;

(b)	“Common Shares” means the common shares in the capital of the Company;

(c)	“Contingent Right Shares” means, at any time, the Common Shares issuable pursuant to the Contingent Rights then represented by this Certificate;

(d)	“Exchange” means the TSX Venture Exchange;

(e)	“Expiry Date” means: (a) with respect to the achievement of Milestone A (as defined below), twenty-four (24) months from the closing of the Purchase Agreement (the “Closing Date”); (b) with respect to the achievement of Milestone B (as defined below), forty-eight (48) months from the Closing Date; and (c) with respect to the achievement of Milestone C (as defined below), thirty six months from the first January after the Closing Date, provided that the Expiry Date shall be extended until the date of issuance of the audited financial statements for such periods;

(f)	“Expiry Time” means 5:00 p.m. (Vancouver time) on the Expiry Date;

(g)	“Listing Requirements” means the Continued Listing Requirements (as defined in TSXV policy 1.1 Interpretation) or, if required by the TSXV, the Initial Lising Requirements (as defined in TSXV policy 1.1 Interpretation) applicable to the Company from time to time; and

(h)	“Termination Date” means, the date that is the later of (i) the Expiry Time; (ii) the date all of the Contingent Right Shares issuable hereunder are issued in accordance with this Certificate; (iii) the expiration of the Dispute Period in respect of the General Non-Achievement Notice, without delivery of a Dispute Notice; and (iv) in the case of delivery of one or more Dispute Notices, the date agreed upon by the Holder and the Company or a court of competent jurisdiction in respect of the last Dispute Notice.

1.2	Currency. All sums of money which are referred to as: (a) “C$” in this Certificate refer to lawful currency of Canada; and (b) “US$” in this Certificate refer to United States dollars, unless otherwise specified.

1.3	Interpretation Not Affected by Headings, etc.. The division of this Certificate into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Certificate. Unless otherwise indicated, any reference in this Certificate to an Article, Section or a Schedule refers to the specified Article or Section of, or Schedule to, this Certificate.

1.4	Number, etc. Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders and words importing persons shall include natural persons, firms, trusts, partnerships and corporations.

1.5	Date for Any Action. In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

2.	CONTINGENT RIGHTS

2.1	Terms of Contingent Rights

(a)	Subject to adjustment in accordance with Sections 4, 5 and 6, the Contingent Rights shall entitle the Holder to acquire without any further act or formality or payment of additional consideration:

(i)	15,000,000 Common Shares, upon the completion of a transaction resulting in the Company listing its securities on either the New York Stock Exchange or NASDAQ (each, a “US Exchange”), or other transaction resulting in the issuance of shares listed on a US Exchange to shareholders of the Company in exchange for their Common Shares (in either case, an “Uplisting Transaction”) if such Uplisting Transaction is completed within twenty-four (24) months from the Closing Date (“Milestone A”); and

(ii)	15,000,000 Common Shares, upon the Company (or a successor entity) closing, within forty-eight (48) months of the Closing Date, one or more equity and/or debt financings, raising an aggregate of US$8,000,000 or more (“Milestone B”); and

(iii)	15,000,000 Common Shares, upon annual revenues of the Target reaching a minimum of US$8,000,000 within thirty-six (36) months after the first January following Closing Date, as shown on the audited financial statement for such periods which for greater certainty may be issued after thirty-six (36) months from the first January after the Closing Date (and in the case of (ii) and (iii), if applicable, converted into United States dollars using the applicable Bank of Canada conversion rate as of the relevant date(s)) (“Milestone C”), up to a maximum of 45,000,000 Common Shares upon the satisfaction of Milestone A, Milestone B and Milestone C (collectively, the “Milestones” and individually, a “Milestone”).

(b)	For the purposes of the Milestone, references to “Company” includes the Company and any Affiliate thereof.

(c)	Each Contingent Right shall entitle the Holder thereof to such other rights and privileges as are set forth in this Certificate.

(d)	The Company shall not have any obligation to deliver Common Shares pursuant to any Contingent Right if the Contingent Rights are transferred to any person who is a resident of a country or political subdivision thereof in which the Contingent Right Shares may not lawfully be issued pursuant to applicable securities legislation. The Company may require any such person to provide, at such person’s expense, proof acceptable to the Company of an applicable exemption from such securities legislation to the Company before Contingent Right Shares are delivered pursuant to any Contingent Right.

2.2	Holder of Contingent Right not a Shareholder. Nothing in this Certificate or in the holding of a Contingent Right Certificate, or otherwise, shall, in itself, confer or be construed as conferring upon a Holder any right or interest whatsoever as a shareholder of the Company, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of shareholders of the Company or any other proceedings of the Company, or the right to dividends and other allocations.

2.3	Contingent Rights to Rank Pari Passu. All Contingent Rights shall rank equally and without preference over each other, whatever may be the actual date of issue thereof.

2.4	Transfer and Ownership of Contingent Rights. Neither this Certificate nor any right or interest hereunder shall be assignable by the Holder, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 2.4 shall preclude (a) the Holder from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Holder or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

2.5	Ownership of Rights. The Company may deem and treat the registered Holder of any Certificate as the absolute owner of the Contingent Right represented thereby for all purposes and the Company shall not be affected by any notice or knowledge to the contrary, except where the Company is required to take notice by statute or by order of a court of competent jurisdiction.

2.6	Issue in Substitution for Contingent Right Certificates Lost, etc.

(a)	If this Certificate becomes mutilated or is lost, destroyed or stolen, the Company, subject to applicable law, shall issue and deliver, a new Certificate of like tenor, and bearing the same legend, if applicable, as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Certificate, and the substituted Certificate shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Contingent Rights issued or to be issued hereunder.

(b)	The applicant for the issue of a new Certificate pursuant to this Section 2.6 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issuance thereof, furnish to the Company such evidence of ownership and of the loss, destruction or theft of the Certificate so lost, destroyed or stolen as shall be satisfactory to the Company, in its sole discretion, acting reasonably, and such applicant shall also be required to furnish an indemnity and surety bond in amount and form satisfactory to the Company, in its sole discretion, and shall pay the reasonable charges of the Company in connection therewith.

2.9	Cancellation of Contingent Value Rights. This Certificate shall be cancelled by the Company upon surrender, transfer or after the Termination Date.

3.	ISSUANCE OF CONTINGENT RIGHT SHARES

3.1	Achievement Certificate

(a)	Upon the satisfaction of any Milestone in accordance with Section 2.1 prior to the Expiry Time, the Company will, as soon as practicable (and in any event not later than five Business Days after the date that the Milestone has been satisfied), deliver to the Holder: (i) a notice in writing (the “Achievement Certificate”) signed on behalf of the Company by one or more officers (without personal liability) certifying that the Milestone has been satisfied; and (ii) a new Certificate for the balance of the Contingent Rights and the remaining Milestones, which new Certificate will supersede and replace this one.

(b)	Within five (5) Business Days of the Expiry Time, the Company will deliver to the Holder a notice in writing (the “General Non-Achievement certificate”) signed on behalf of the Company by one or more officers (without personal liability) certifying that each applicable Milestone has not been satisfied by the Expiry Time, and that the Company has complied in all material respects with its obligations under this Certificate.

3.2	Payment Procedure.

(a)	Subject to Subsection 3.2(b), upon satisfaction of a Milestone in accordance with Section 2.1, the Holder shall receive, at no additional cost or expense, the Contingent Right Shares to which the Contingent Rights is entitled pursuant to Section 2.1, less any applicable withholding taxes in accordance with Article 4. The aggregate number of Contingent Right Shares issued to the Holder shall be rounded down to the nearest whole share, as is appropriate in the circumstances.

(b)	Notwithstanding any provision in this Certificate to the contrary, if the issuance at any time of any Contingent Right Shares issuable by the Company pursuant to this Certificate would result in the Company failing to meet the Listing Requirements then applicable to the Company, such Contingent Right Shares shall be issued by the Company at such later time (the “Deferred Issue Date”) when, and to the extent that, the issuance of such Contingent Right Shares will not result in the Company failing to meet the Listing Requirements then applicable to the Company.

3.3	Payment Mechanism

(a)	All Contingent Right Shares issuable in respect of the Contingent Rights will be deemed to be issued effective as of the date specified in the Achievement Certificate, the Agreed Issue Date (as defined below) or the Deferred Issue Date, as the case may be, for and on behalf of the Holder and the Holder shall, without payment of additional consideration or any further action on the part of the Holder (including the surrender of this Certificate), be deemed to have subscribed for the corresponding number of Contingent Right Shares issuable pursuant to such Contingent Rights and the Company hereby irrevocably authorizes the issuance and delivery of the Contingent Right Shares.

(b)	The Company or its registrar and transfer agent shall cause to be mailed to the address of the Holder set forth herein, Contingent Right Shares in the name of the Holder representing the number of Contingent Right Shares issuable to the Holder in respect of such Contingent Rights, as fully paid and non-assessable common shares of the Company, in accordance with this Section 3.3, if and when necessary.

3.4	Cancellation of Rights. At the Termination Date, this Certificate shall be cancelled and shall thereafter be null, void and of no effect.

4.	WITHHOLDING TAX

4.1	Withholding Taxes

(a)	The Company shall be entitled to deduct and withhold from the Contingent Right Shares issuable hereunder such amounts as it is entitled or required (or otherwise reasonably determines) to deduct and withhold under the provision of any Applicable Laws, including but not limited to the Income Tax Ordinance 5721-1961 (Israel), or the administration or interpretation thereof in respect of Taxes. To the extent that any such amounts are so deducted and withheld and are remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Certificate as having been paid to the person to whom such amounts would otherwise have been paid.

(b)	Notwithstanding the foregoing, the Company and the Holder hereby agree that no withholding will be made under this Section 4.1 in respect of persons covered by an applicable Tax Ruling or a Valid Certificate provided to the Company at least five (5) Business Days prior to the time such payment of consideration is to be made. A “Valid Certificate” means a certificate, ruling, approval or any other written instructions issued by the applicable Governmental Entity indicating that no withholding (or reduced withholding or any other instructions regarding withholding) of Tax is required with respect to that person in form and substance satisfactory to the Company, acting reasonably.

(c)	For the avoidance of doubt, the Company shall not be required to issue any Contingent Right Shares to the Holder, unless either (i) an applicable Tax Ruling, (ii) a Valid Certificate is delivered to the Company; or (iii) the applicable amounts required to be withheld are paid by such Holder to the Company, as applicable.

(d)	In the event that a Holder has not provided the Company with any of items (c)(i), (ii) or (iii) above at the time of issue of the applicable Contingent Right Shares, Company shall have the right (but not the obligation), in its sole discretion, to sell a portion of the Contingent Right Shares otherwise issuable to the Holder in such amounts and in such manner as the Company deems necessary and practicable to pay such withholding taxes and the Company shall issue the balance of the Holder’s Contingent Right Shares.

(e)	The Holder shall and hereby agrees to indemnify the Company against and hold the Company harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Company to withhold Taxes from any payment made to the Holder at the applicable statutory rate, including any failure of the Company to withhold in reliance upon any representation, certificate, statement, document or instrument made or provided by the Holder, including the Tax Ruling, to the Company in connection with the obligation of the Company to withhold Taxes from payments made to the Holder, it being expressly understood and agreed that (i) the Company shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same (and without diminution of the indemnities herein contained) and (ii) the Holder, upon request of the Company and at its sole cost and expense, shall defend any claim or action relating to the foregoing indemnification using counsel agreed upon by the Holder and the Company.

5.	ADJUSTMENT OF NUMBER OF CONTINGENT RIGHT SHARES

5.1	Definitions. In this Article 5, references to “record date” refer to the particular time on such relevant date stipulated for such event and otherwise refer to 5:00 p.m. (Vancouver time) on such date.

5.2	Adjustment. The rights attached to the Contingent Rights are subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	Share Reorganization. If at any time during the Adjustment Period, the Company:

(i)	subdivides, re-divides or changes its outstanding Common Shares into a greater number of Common Shares;

(ii)	reduces, combines, consolidates or changes its outstanding Common Shares into a lesser number of Common Shares; or

(iii)	issues to all or substantially all the holders of its Common Shares by way of a stock distribution, stock dividend or otherwise, Common Shares or convertible securities, (any of such events in Paragraphs 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii) being herein called a “Share Reorganization”), then the Contingent Right Shares issuable pursuant to the Contingent Rights then outstanding will be adjusted as of the record date at which the holders of the Common Shares are determined for the purpose of the Share Reorganization by multiplying the number of Common Shares issuable pursuant to each Contingent Right theretofore obtainable immediately prior to such record date by a fraction, the numerator of which will be the number of Common Shares outstanding on the record date after giving effect to the Share Reorganization and the denominator of which will be the number of Common Shares outstanding on the record date before giving effect to the Share Reorganization.

For the purposes of determining the number of Common Shares outstanding at any particular time for the purpose of this Subsection 5.2(a), there shall be included that number of Common Shares which would have resulted from the conversion at that time of any such convertible securities issued to all or substantially all the holders of the Common Shares.

(b)	Capital Reorganization. If at any time during the Adjustment Period, there is a reclassification of the Common Shares or a change of the Common Shares (other than through a Share Reorganization) into other securities or property, or a consolidation, amalgamation, arrangement or merger of the Company (including a business combination or exchange of like effect) with or into any corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities or property), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another entity, or a record date for any of the foregoing events occurs (any of such events being herein called a “Capital Reorganization”), any Holder who is entitled to receive Contingent Right Shares under this Contingent Right Certificate after the record date or effective date of such Capital Reorganization will be entitled to receive, and will accept, in lieu of the number of Common Shares to which such holder was theretofore entitled, the aggregate number of securities or property of the Company, or the continuing, successor or purchasing person, as the case may be, under the Capital Reorganization which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date of such Capital Reorganization, the Holder had been the registered holder of the number of Common Shares to which such holder was then entitled pursuant to the Contingent Rights. No such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Holders shall thereafter be entitled to receive such number of Common Shares or other securities or property of the Company or of the continuing, successor or purchasing person, as the case may be, under the Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 5.2 and Section 5.3. If determined appropriate by the Company, acting reasonably, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 5 with respect to the rights and interests thereafter of the Holder to the extent that the provisions set forth in this Article 5 will thereafter correspondingly be made applicable as nearly as may be reasonable in relation to any securities or property thereafter deliverable upon the satisfaction of any Milestone. Any such adjustments will be made by and set forth in terms and conditions supplemental hereto approved by the Company, acting reasonably, and, absent manifest error, will for all purposes be conclusively deemed to be the appropriate adjustment.

(c)	Special Distributions. If at any time during the Adjustment Period, the Company issues or distributes to the holders of all or substantially all of the outstanding Common Shares, securities of the Company, including rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or property or assets, including evidences of indebtedness, other than dividends or distributions paid in the ordinary course and other than as a result of a Share Reorganization or a Capital Reorganization (any such events being herein called a “Special Distribution”), or a record date for any of the foregoing events occurs, subject to the receipt of the approval of the Exchange, there will be an appropriate adjustment in the number of Common Shares issuable upon satisfaction of each Milestone such that the Holder will be entitled to receive from the Company such securities, property or assets as if, on the record date at which holders of Common Shares are determined for the purpose thereof, such holder had been the registered holder of the number of Common Shares to which the Holder was then entitled.

(d)	Binding on Successors. The provisions of this Certificate will be binding upon and inure to the benefit of the corporation or other entity resulting from any Capital Reorganization or similar transaction. In the event of any such merger, consolidation or sale of assets, references to the Company in this Certificate shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company. The Company shall require any successor or assignee to, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Certificate, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

5.3	Adjustment Rules. The following rules and procedures shall be applicable to adjustments made pursuant to Section 5.2:

(a)	The adjustments provided for in this Article 5 are cumulative and, subject to Subsection 5.3(b), shall apply (without duplication) to successive issues, subdivisions, combinations, consolidations, changes, distributions and any other events that require adjustment of the Contingent Right Shares issuable pursuant to the Contingent Rights or the number or kind of securities or property issuable hereunder.

(b)	No adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be required unless the adjustment would result in a change of at least 0.01% of the number of such Common Shares to be issued, provided, however, that any adjustments that, except for the provisions of this subsection would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)	Notwithstanding anything in this Article 5, no adjustment shall be made to the Contingent Right Shares issuable pursuant to the Contingent Rights if the issue of Common Shares is being made pursuant to this Certificate or pursuant to any stock option, stock purchase, restricted stock unit, deferred stock unit or other long term incentive plan in force from time to time for directors, officers, consultants or employees of the Company and any such issue shall be deemed not to be a Share Reorganization or a Special Distribution.

(d)	No adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be made in respect of any events described in this Article 5 if the Holder is entitled to participate, subject to the receipt of the approval of the Exchange, in the events on the same terms, mutatis mutandis, as if their Contingent Rights had been converted immediately prior to the effective date or record date of the events.

(e)	If any questions, controversies or disputes shall at any time arise with respect to adjustments of the Contingent Right Shares issuable pursuant to the Contingent Rights, such questions, controversies or disputes shall be conclusively determined by the Company’s external auditors or, if they are unable or unwilling to act, in accordance with Article 9.

(f)	If the Company shall set a record date to determine the holders of Common Shares for the purpose of entitling them to receive any distribution or any subscription or purchase rights in accordance with this Article 5 and shall, thereafter, legally abandon its plans to pay or deliver the distribution or subscription or purchase rights, then no adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be required by reason of the setting of the record date.

5.4	Notice of Certain Events

(a)	Promptly upon the occurrence of the earlier of the effective date of or the record date for any event referred to in Section 5.2 that requires an adjustment or readjustment to the Contingent Right Shares issuable pursuant to the Contingent Rights, the Company shall provide the Holder with a certificate of the Company specifying the particulars of the event and, if determinable, the amount of the adjustment or readjustment, and computation of the adjustment or readjustment and the Holder may act and rely absolutely on the certificate of the Company; and

(b)	If notice has been given under Subsection 5.4(a) and the adjustment is not then determinable, the Company shall promptly, after the adjustment is determinable provide the Holder with a computation of the adjustment.

6.	RIGHTS OF THE COMPANY AND COVENANTS OF THE COMPANY

6.1	General Covenants. The Company covenants with the Holder that during the Adjustment Period, the Company will:

(a)	if the Company’s authorized share capital becomes limited to a maximum number of shares, reserve and keep available a sufficient number of Contingent Right Shares for the purpose of enabling it to satisfy its obligations to issue Contingent Right Shares upon satisfaction of the entire Milestones;

(b)	cause the Contingent Right Shares from time to time acquired pursuant to the conversion of the Contingent Rights to be duly issued and delivered in accordance with the Contingent Rights and the terms hereof;

(c)	ensure all Contingent Right Shares which shall be issued upon conversion of the right to acquire provided for herein shall be fully paid and non-assessable;

(d)	use reasonable commercial efforts to maintain its existence and carry on its business in the ordinary course;

(e)	diligently pursue the satisfaction of the Milestones and in good faith and provide an Achievement Certificate, or Non-Achievement Certificate, in accordance with Section 3.1 as soon as practicable with respect thereto;

(f)	use reasonable commercial efforts to ensure that all Common Shares outstanding continue to be or are listed and posted for trading on the Exchange (or such other stock exchange acceptable to the Company), provided that this clause shall not be construed as limiting or restricting the Company to agree to a consolidation, amalgamation, arrangement, takeover bid, merger or like transaction that would result in the Common Shares ceasing to be listed and posted for trading on the Exchange;

(g)	make all requisite filings under applicable Canadian securities legislation including those necessary to remain a reporting issuer not in default in each of the provinces and other jurisdictions where it is or becomes a reporting issuer; and

(h)	in general, well and truly perform and carry out all of the acts or things to be done by it as provided in this Certificate.

6.2	Enforceability of Certificate. The Company represents and warrants that this Certificate is valid and enforceable against the Company in accordance with the provisions hereof.

7.	DISPUTE MECHANISM

7.1	Disputed Matters

(a)	If the Holder, at any time but no later than sixty (60) days after the delivery of a General Non-Achievement Certificate (in either case, the “Dispute Period”) wishes to dispute the non-satisfaction of the Milestone, the Holder may provide the Company with written notice (the “Dispute Notice”) of such dispute in reasonable detail.

(b)	If the Holder does not deliver such a Dispute Notice on or prior to the expiry of the Dispute Period, the Holder will be deemed to have accepted the non-performance of any Milestone as of the Termination Date and the Company and its Affiliates will have no further obligation with respect to the Contingent Rights represented hereby.

(c)	If the Holder delivers a Dispute Notice during the Dispute Period, and it is finally determined by agreement of the Company and the Holder or by a court of competent jurisdiction that the disputed Milestone has been met, the Contingent Right Shares subject to the Dispute Notice will be issued on a date established by the Company that is as soon as possible (and in any event no later than five Business Days) after such agreement or determination (“Agreed Issue Date”), subject to Subsection 3.2(b).

(d)	The Holder and the Company shall work in good faith together to resolve the dispute set out therein on a mutually satisfactory basis for not less than thirty (30) days, following which the Holder may proceed with an action against the Company in the Courts of British Columbia, which shall have exclusive jurisdiction over any dispute under this Certificate or in connection with the Contingent Rights.

8.	GENERAL

8.1	Notices. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Certificate (each, a “notice”) shall be in writing addressed as follows:

(a)	if to the Company:

Plantify Foods, Inc.
2264 E11th Avenue
Vancouver, British Columbia
V5N 1Z6 Canada

Attention: Gabi Kabazo, Chief Executive Officer
Email: gabi@plantifyfoods.com

(b)	if to the Holder:

Jeffs Brands
7 Mezada Street
Bnei Brak
Tel Aviv 5126112
Israel

Attention: Ronen Zalayet, Chief Financial Officer
Email: ronen@jeffsbrands.com

or such other address as may be designated by notice given by either the Holder or the Company to the other in accordance with this Section 8.1. Each notice shall be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email shall, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day.

8.2	Provisions of this Certificate and Contingent Rights for the Sole Benefit of Parties and Holder. Nothing in this Certificate, expressed or implied, shall give or be construed to give to any person other than the Company and the Holder, as the case may be, any legal or equitable right, remedy or claim under this Certificate, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the Company and the Holder.

8.3	Governing Law . This Certificate shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction and is to be treated in all respects as a British Columbia contract. The Parties agree to submit to the exclusive jurisdiction of the courts of British Columbia, provided that nothing in this Certificate shall prevent either Party from seeking injunctive relief in the courts of any competent jurisdiction.

8.4	Entire Agreement. Other than the Purchase Agreement, this Certificate, constitute the entire agreement among the Company and the Holder hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the Company and the Holder with respect to the subject matter hereof.

8.5	Further Assurances. Each Party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and instruments and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Certificate.

8.6	Waiver. No waiver of any provision of this Certificate will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided. Any agreement as to the extension or waiver of any provision of this Certificate by any Party will be valid only if in writing and signed by such Party. No waiver of any breach of any provision of this Certificate will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.7	Enurement. This Certificate shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.8	Severability. In the event that any provision or part of this Certificate is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Certificate shall continue in full force and effect.

8.9	Counterparts. This Certificate may be executed and delivered by any electronically communicated method and shall be deemed to be an original.

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IN WITNESS WHEREOF the Company has caused this Certificate to be signed by its duly authorized officer as of [●].

PLANTIFY FOODS, INC.

Per:
The digital signature shall be deemed to constitute an original signature to this Certificate.	Authorized Signatory